EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated August 15, 2005 relating to the balance sheet of Smith & Wesson Holding Corporation and subsidiaries at April 30, 2005, and the related consolidated statements of income and comprehensive income, of changes in stockholders’ equity, and of cash flows, and the related financial statement schedule of valuation and qualifying accounts for the years ended April 30, 2005 and 2004 which appear in the Smith & Wesson Holding Corporation Annual Report on Form 10-K for the year ended April 30, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
June 20, 2007